EXHIBIT 99.1

First Financial Bancorp Reports Third Quarter 2011 Financial Results and Continuation of Variable Dividend

Cincinnati, Ohio – October 26, 2011 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the third quarter 2011 and for the nine month period ended September 30, 2011.

Third quarter 2011 net income was $15.6 million and earnings per diluted common share were $0.27.  This compares with second quarter 2011 net income of $16.0 million and earnings per diluted common share of $0.27 and third quarter 2010 net income of $15.6 million and earnings per diluted common share of $0.27.

The board of directors has also authorized a regular dividend of $0.12 per common share and a variable dividend of $0.15 per common share for the next regularly scheduled dividend.  This is a continuation of the 100% dividend payout ratio first announced in the second quarter 2011 and is expected to continue until capital ratios migrate closer to the Company’s previously stated thresholds or capital utilization rates exceed capital generation rates.

During the quarter, the Company incurred pre-tax expenses that are not expected to recur of $3.4 million, or $0.04 per diluted share after taxes.  Approximately $1.8 million, or $0.02 per fully diluted share after taxes, was related to its acquisition of retail banking centers from Liberty Savings Bank (“Liberty”) and approximately $1.6 million, or $0.02 per fully diluted share after taxes, was related to staffing and employee benefit costs associated with exit and transition activities.  Excluding these items, net income was $17.7 million and earnings per diluted common share were $0.31.

For the nine month period ended September 30, 2011, net income and net income available to common shareholders were $48.8 million and earnings per diluted common share were $0.83 as compared to net income of $45.0 million, net income available to common shareholders of $43.1 million and earnings per diluted common share of $0.75 for the nine month period ended September 30, 2010.

▪	84th consecutive quarter of profitability

▪	Adjusted pre-tax, pre-provision income continued to grow, increasing $2.2 million, or 7.0%, compared to the second quarter 2011

▪	Continued strong quarterly performance
-	Return on average assets of 1.01%
-	Return on risk-weighted assets of 1.76%
-	Return on average shareholders’ equity of 8.54%

▪	Liberty branch acquisition closed and fully integrated on September 23, 2011
-	Assumed total deposits of $341.9 million and acquired total in-market performing loans of $126.5 million at closing
-	Recognized goodwill of $17.1 million and core deposit intangible of $4.0 million

▪	Announced an agreement to acquire 22 Indiana-based branch locations from Flagstar Bank
-	Transaction is expected to include approximately $330 million of retail deposits and approximately $200 million of public deposits and is awaiting regulatory approval
-	Significantly expands presence and accelerates growth strategy in the key market of Indianapolis

▪	Capital ratios remain high after closing of Liberty branch acquisition and initiation of variable dividend
-	Tangible common equity to tangible assets of 10.38%
-	Tier 1 capital ratio of 18.81%
-	Total risk-based capital of 20.08%

▪	Quarterly net interest margin remained strong at 4.55%
-	Yield on covered loans continues to enhance net interest margin
-	Cost of deposits declined 8 bps resulting from strategic initiatives implemented during the quarter

▪	Nonperforming and classified assets continued to improve
-	Total nonperforming assets declined $9.4 million, or 9.6%, compared to the third quarter 2010
-	Nonperforming assets to total assets declined to 1.40% as compared to 1.50% as of June 30, 2011 and 1.59% as of September 30, 2010
-	Total classified assets declined $12.2 million, or 6.6%, compared to the linked quarter and $40.0 million, or 18.8%, compared to September 30, 2010

▪	Excluding loans acquired from Liberty, the legacy and originated loan portfolio increased 3.2% on an annualized basis compared to the linked quarter and 1.7% compared to the third quarter 2010

▪	Balance sheet risk remains low
-	FDIC loss share coverage on 28.2% of loan portfolio
-	100% risk-weighted assets continue to represent less than 50% of balance sheet

Claude Davis, President and Chief Executive Officer, commented, “We are pleased to report another strong quarter of operating performance.  Excluding the impact of costs associated with the Liberty transaction and other non-recurring staffing and employee benefit expenses, totaling $3.4 million in the aggregate, we achieved an adjusted return on average assets of 1.15%.  Furthermore, we paid the first variable dividend to our shareholders during the quarter, representing a 100% dividend payout ratio based on our second quarter reported earnings per diluted share and placing First Financial’s shares among the highest dividend yielding investments in the banking industry.

“From an acquisition and integration perspective, it was an eventful quarter as we closed the Liberty branch transaction successfully completing the conversion of the acquired retail and commercial relationships to the First Financial platform.  We can now focus on capitalizing on the growth potential the Dayton market provides as well as exploring opportunities to deepen the relationships we have with our new clients.  We also announced the acquisition of 22 Indiana-based branch locations from Flagstar Bank, 18 of which are located in the Indianapolis area and will substantially boost our presence and brand recognition in this key metropolitan market.  Now that the Liberty transaction is complete, our integration team is focused on the Flagstar transaction and, as we have previously reported, we expect it to close during the fourth quarter subject to appropriate regulatory approvals.

“Like many of our peers in the banking industry, we are actively analyzing a wide range of strategic alternatives intended to maintain and grow our net interest margin in the midst of an uncertain operating environment.  During the quarter, one primary area we focused on was our deposit base, implementing a deposit rationalization strategy designed to enhance our net interest margin while still maintaining a sound liquidity base.  We critically reviewed deposit pricing, customer profitability and the effect of non-core relationships on our cost of funds, including a review of single service time deposit customers.  We began to realize the benefits of our efforts as our total cost of deposit funding for the quarter dropped to 76 basis points, a decline of over 9% from the prior quarter.

“As in prior quarters, loan growth remains challenging as economic recovery in our operating markets continues to move at a slow pace.  Our originated portfolio increased significantly during the quarter, due in large measure to the performing loans we acquired as part of the Liberty transaction.  However, our sales efforts have also produced results as we experienced solid growth in our originated portfolio excluding the impact of the Liberty transaction, driven by our commercial portfolio where we saw an annualized increase of 8.8%.  Total fundings during the quarter in our commercial and commercial real estate portfolios increased significantly year-over-year and, in particular, the volume of new originations was strong, demonstrating our ability to capitalize on the limited amount of new high quality business opportunities in our markets.  Furthermore, our pipeline of outstanding proposals and commitments at the end of the quarter was 14% higher than it was at the end of the second quarter.”

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income on a fully tax-equivalent basis for the third quarter 2011 was $65.5 million as compared to $66.1 million for the second quarter 2011 and $68.1 million as compared to the year-over-year period.  Compared to the linked quarter, total interest income decreased $1.9 million, or 2.4% during the third quarter 2011 due to lower interest income earned on loans, driven primarily by a 7.6% decrease in the balance of average covered loans outstanding, and the reduced yield on the FDIC indemnification asset as a result of better than expected credit performance in the covered loan portfolio.  However, this decline was partially offset by an increase in interest earned on investments.  Total interest expense declined $1.2 million, or 10.2%, due primarily to lower interest expense on deposits and on the $20 million of trust preferred securities redeemed late in the second quarter 2011.

The decrease compared to the year-over-year quarter was primarily driven by the 27.4% decline in average covered loan balances and the reduced yield on the FDIC indemnification asset, offset partially by higher interest income from investments, lower interest expense on deposits and lower funding costs related to wholesale borrowings resulting from the prepayment of $232 million of FHLB advances that occurred during the third quarter 2010.

For the nine month period ended September 30, 2011, net interest income on a fully tax-equivalent basis was $199.1 million as compared to $208.3 million for the comparable period in 2010.  Similar to the quarterly year-over-year items noted above, the decrease was driven by the decline in average covered loan balances and the reduced yield on the FDIC indemnification asset, offset partially by higher interest income from investments and lower funding costs.

NET INTEREST MARGIN
Net interest margin was 4.55% for the third quarter 2011 as compared to 4.61% for the second quarter 2011 and 4.59% for the third quarter 2010.  Net interest margin continued to be negatively impacted by the combination of normal amortization and paydowns in the originated and covered loan portfolios.  However, yields remained strong on covered loans, helping to offset the decline in the balance outstanding.  Average cash balances remained elevated as market volatility during the quarter limited new investment opportunities, placing additional pressure on net interest margin.  The Company used some liquidity to purchase $38.6 million of investment securities as well as realized a full quarter’s impact from investment purchases that settled late in the second quarter 2011, though at rates which are low on a historical basis.  During the quarter, the Company implemented several strategic initiatives related to deposits, realized a full quarter’s benefit from the redemption of $20 million of trust preferred securities that occurred late in the second quarter and used liquidity to fund the redemption of wholesale borrowings and maturing time deposits, offsetting the margin decline from lower total loan balances.

Net interest margin for the nine month period ended September 30, 2011 decreased slightly to 4.63% as compared to 4.67% for the nine month period ended September 30, 2010.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table I
	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010

Total noninterest income	$28,115	$41,118	$44,895

Certain significant components of noninterest income

Items likely to recur:

Accelerated discount on covered loans 1, 2	5,207	4,756	9,448
FDIC loss sharing income	8,377	21,643	17,800
Other acquired-non-strategic items	98	(485)	44

Items expected not to recur:

Gain on sale of insurance business	-	-	1,356
Other items not expected to recur	288	(152)	(132)
Total excluding items noted above	$14,145	$15,356	$16,379

1 See Section II for additional information
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset

During the quarterly periods presented above, excluding reimbursements due from the FDIC resulting from loss share agreements, covered loan activity continued to positively impact noninterest income due to loan sales and prepayments.  This activity is discussed in more detail in Section II.

Excluding the items highlighted in Table I, estimated noninterest income earned in the third quarter 2011 was $14.1 million as compared to $15.4 million in the second quarter 2011 and $16.4 million in the third quarter 2010.  The decrease compared to the linked quarter was primarily due to lower client derivative fees.  While this activity continued to generate revenue during the third quarter due to continued low interest rates, second quarter volume was exceptionally high as many clients looked to lock-in fixed rates on their borrowings.  The level of client derivative fees may experience volatility from quarter to quarter.  Partially offsetting this decline was higher gain on sale of residential mortgages.  The decrease compared to third quarter 2010 resulted primarily from lower service charges on deposits and lower gains on sale of residential mortgages and loans originated by the Company’s franchise finance unit.

On a comparable basis, estimated noninterest income for the nine months ended September 30, 2011 was $44.4 million as compared to $43.7 million for the nine months ended September 30, 2010.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table II
	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010

Total noninterest expense	$53,142	$52,497	$61,310

Certain significant components of noninterest expense

Items likely to recur:

Acquired-non-strategic operating expenses 1	(407)	2,673	566
Transition-related items 1	(111)	161	846
FDIC loss share support	1,382	1,369	875
Loss share and covered asset expense	3,755	3,376	-

Items expected not to recur:

Acquisition-related costs 1	1,875	76	1,505
FHLB prepayment penalty	-	-	8,029
Other items not expected to recur	1,874	1,140	493
Total excluding items noted above	$44,774	$43,702	$48,996

1 See Section II for additional information

Noninterest expense continued to be affected by items related to the Company’s acquired-non-strategic operations, as discussed in more detail in Section II.

Excluding the items highlighted in Table II, estimated noninterest expense in the third quarter 2011 was $44.8 million as compared to the $43.7 million in the second quarter 2011 and down $49.0 million in the third quarter 2010.  The increase of $1.1 million compared to the linked quarter was due to higher salaries and employee benefits expense resulting from a seasonal adjustment related to incentive compensation plans. The decrease of $4.2 million compared to the third quarter 2010 was driven by lower salaries and employee benefits, occupancy costs and FDIC assessments.  Loss share and covered asset expense includes $2.7 million of losses on covered OREO and $1.0 million of other credit-related expenses.  Included in acquisition-related costs are $1.8 million of expenses related to the Liberty acquisition and included in other items not expected to recur are $1.6 million of staffing and employee benefit costs associated with exit and transition activities.

On a similar basis, estimated noninterest expense for the nine months ended September 30, 2011 was $134.1 million as compared to $144.3 million for the nine months ended September 30, 2010.  The decrease of $10.1 million, or 7.0%, was primarily attributable to lower salaries and benefits, occupancy costs and FDIC assessments, offset by an increase in professional services expenses.

Certain wind-down costs related to subsidiaries acquired in 2009 are expected to continue through 2011 and part of 2012.

INCOME TAXES
For the third quarter 2011, income tax expense was $9.7 million, resulting in an effective tax rate of 38.2%, compared with income tax expense of $8.9 million and an effective tax rate of 35.7% during the second quarter 2011 and $8.8 million and an effective tax rate of 36.2% during the comparable year-over-year period.  The increase in the effective tax rate during the third quarter 2011 was primarily driven by the completion of the 2010 federal and state tax returns and adjustments of this nature are typical for this calendar quarter.

For the nine month period ended September 30, 2011, income tax expense was $27.9 million, resulting in an effective tax rate of 36.3%, compared with income tax expense of $24.6 million and an effective tax rate of 35.4% during the nine months ended September 30, 2010.

CREDIT QUALITY – EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of September 30, 2011 and for the trailing four quarters.

Table III
	As of or for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2011	2011	2011	2010	2010

Total nonaccrual loans	$59,150	$56,536	$62,048	$62,302	$66,157
Restructured loans	17,283	17,482	18,532	17,613	13,365
Total nonperforming loans	76,433	74,018	80,580	79,915	79,522
Total nonperforming assets	88,436	90,331	95,533	97,822	97,827

Nonperforming assets as a % of:
Period-end loans plus OREO	3.00%	3.22%	3.42%	3.45%	3.51%
Total assets	1.40%	1.50%	1.51%	1.57%	1.59%

Nonperforming loans as a % of total loans	2.60%	2.65%	2.90%	2.84%	2.88%

Provision for loan and lease losses - uncovered	$7,643	$5,756	$647	$9,741	$6,287

Allowance for uncovered loan & lease losses	$54,537	$53,671	$53,645	$57,235	$57,249

Allowance for loan & lease losses as a % of:
Period-end loans	1.86%	1.92%	1.93%	2.03%	2.07%
Nonaccrual loans	92.2%	94.9%	86.5%	91.9%	86.5%
Nonperforming loans	71.4%	72.5%	66.6%	71.6%	72.0%

Total net charge-offs	$6,777	$5,730	$4,237	$9,755	$6,849
Annualized net-charge-offs as a % of average
loans & leases	0.96%	0.83%	0.61%	1.39%	0.97%

Net Charge-offs
Third quarter 2011 net charge-offs were $6.8 million, or 0.96% of average loans and leases, compared with $5.7 million, or 0.83%, for the linked quarter and $6.8 million, or 0.97%, for the comparable year-over-year quarter.  Significant items driving net charge-offs for the quarter included $1.6 million related to three separate residential development credits, $1.5 million related to a multifamily real estate loan and approximately $500,000 related to a recreational facility credit.

For the nine months ended September 30, 2011, net charge-offs were $16.7 million, or 0.80% of average loans and leases, as compared to $25.9 million, or 1.23%, for the nine months ended September 30, 2010.

Nonperforming Assets
Nonperforming loans totaled $76.4 million and nonperforming assets totaled $88.4 million as of September 30, 2011 compared with $74.0 million and $90.3 million, respectively, for the linked quarter and $79.5 million and $97.8 million, respectively, for the comparable year-over-year quarter. The decrease in nonperforming assets was driven by the charge-off activity discussed above as well as a reduction in OREO, partially offset by an increase in nonaccrual loans related primarily to the commercial, commercial real estate and residential real estate portfolios.

OREO decreased $4.3 million, or 26.4%, during the third quarter driven primarily by the resolution and sale of one commercial real estate property having a book value of $3.4 million.

Classified assets as of September 30, 2011 totaled $172.6 million as compared to $184.8 million for the linked quarter, representing a decline of 6.6%.  Classified assets, which have declined for five consecutive quarters, are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.

Delinquent Loans
Loans 30-to-89 days past due totaled $19.5 million, or 0.66% of period end loans, as of September 30, 2011.  This compares to $26.8 million, or 0.96%, as of June 30, 2011 and $45.1 million, or 1.63%, as of September 30, 2010.  The decrease of $7.3 million, or 27.3%, compared to the linked quarter resulted from reduced delinquencies in the commercial and commercial real estate portfolios, partially offset by an increase in residential real estate delinquencies.

Provision for Loan & Lease Losses
Third quarter 2011 provision expense related to uncovered loans and leases was $7.6 million as compared to $5.8 million during the linked quarter and $6.3 million during the comparable year-over-year quarter.  As a percentage of net charge-offs, third quarter 2011 provision expense equaled 112.8%.

Allowance for Loan and Lease Losses
As of September 30, 2011, the allowance for uncovered loan and lease losses was $54.5 million as compared to $53.7 million as of June 30, 2011 and $57.2 million as of September 30, 2010.  As a percentage of period-end loans, the allowance for loan and lease losses was 1.86% as of September 30, 2011 as compared to 1.92% as of June 30, 2011 and 2.07% as of September 30, 2010.  The allowance for loan and lease losses as of September 30, 2011 reflects management’s estimate of credit risk inherent in the Company’s uncovered loan portfolio at that time.

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, not including covered loans, as of September 30, 2011, June 30, 2011 and September 30, 2010.

Table IV
	As of
	September 30, 2011		June 30, 2011		September 30, 2010
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$822,552	28.0%	$798,552	28.6%	$763,449	27.6%

Real estate - construction	136,651	4.7%	142,682	5.1%	178,914	6.5%

Real estate - commercial	1,202,035	40.9%	1,144,368	41.0%	1,095,543	39.6%

Real estate - residential	300,165	10.2%	256,788	9.2%	283,914	10.3%

Installment	70,034	2.4%	63,799	2.3%	73,138	2.6%

Home equity	362,919	12.4%	344,457	12.3%	341,288	12.3%

Credit card	30,435	1.0%	28,618	1.0%	28,825	1.0%

Lease financing	12,870	0.4%	9,890	0.4%	138	0.0%

Total	$2,937,661	100.0%	$2,789,154	100.0%	$2,765,209	100.0%

Loans, excluding covered loans, totaled $2.9 billion at the end of the third quarter 2011, representing a $148.5 million increase compared to the second quarter 2011.  Excluding $125.8 million of loans acquired in connection with the Liberty branch transaction, loans totaled approximately $2.8 billion as of September 30, 2011, representing an increase of $22.7 million, or 3.2% on an annualized basis, compared to the linked quarter and $46.6 million, or 1.7%, compared to September 30, 2010.

During the third quarter 2011, the Company sold approximately $13.8 million of loans orginated by its franchise finance unit at a premium, recognizing a gain of approximately $700,000. As a liquid secondary market exists for these types of credits, the sale was conducted to lessen credit and geographic concentration risk within the franchise portfolio.

INVESTMENTS
The following table presents a summary of the total investment portfolio at September 30, 2011.

Table V
	As of September 30, 2011
	Book	Percent of	Book	Cost	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Basis	Value	(Loss)

Agencies	$5,112	0.4%	5.49	100.00	101.69	$85
CMOs (agency)	660,240	55.3%	1.94	101.23	102.90	10,706
CMOs (private)	34	0.0%	0.95	100.00	100.38	-
MBSs (agency)	433,005	36.3%	3.34	102.27	106.33	16,533
	1,098,391	92.0%	2.51	101.64	104.22	27,324

Municipal	14,266	1.2%	7.22	99.54	102.03	354
Other 1	81,738	6.8%	3.44	102.85	102.96	82
	96,004	8.0%	4.00	102.36	102.81	436
Total investment portfolio	$1,194,395	100.0%	2.63	101.69	104.11	$27,760

		Net Unrealized Gain/(Loss)				$27,760
		Aggregate Gains				28,278
		Aggregate Losses				(518)

		Net Unrealized Gain/(Loss) % of Book Value				2.32%

1 Other includes $71.5 million of regulatory stock

The investment portfolio decreased modestly during the third quarter 2011 compared to the linked quarter as purchases of $38.6 million of agency mortgage backed securities were more than offset by maturities and amortizations.  During the quarter, additional liquidity, excluding the impact of the Liberty transaction, was lower than in previous quarters primarily due to a decrease in net deposit inflows.  Liquidity not utilized to purchase investments was used to fund the redemption of wholesale borrowings and maturing time deposits or was retained in cash.

The Company received $190.7 million of cash upon closing of the Liberty transaction which had not yet been deployed as of September 30, 2011.  Subsequent to the end of the third quarter, the Company began investing these proceeds and has purchased $49.3 million of longer duration agency mortgage backed securities.  The addition of longer duration securities was executed in conjunction with the Company’s overall asset/liability structure and interest rate risk modeling activities, and, to a lesser extent, market and rate expectations.  As in past quarters, First Financial has avoided adding to its portfolio any particular securities that would materially increase credit risk or geographic concentration risk.  The Company does, however, include these risks in its total evaluation of current market opportunities that would enhance the overall performance of the portfolio.

DEPOSITS
The following table presents a roll-forward of deposit activity during the third quarter 2011.

Table VI
	Deposit Activity - Third Quarter 2011
	Balance as of		Acquired-	Balance as of
	June 30,	Strategic	Non-Strategic	September 30,
(Dollars in thousands)	2011	Portfolio	Portfolio	2011

Transaction and savings accounts	$3,392,807	$255,114	$(6,852)	$3,641,069

Time deposits	1,526,731	80,013	(2,522)	1,604,222

Brokered deposits	54,872	(578)	(485)	53,809
Total deposits	$4,974,410	$334,549	$(9,859)	$5,299,100

The increase in strategic transaction and savings accounts during the third quarter 2011 was driven primarily by deposits assumed in connection with the Liberty branch acquisition, accounting for $188.4 million of the quarterly increase.  Additionally, the increase in strategic time deposits was due to balances assumed from Liberty, totaling $150.8 million at quarter end, offset by a net decrease of $70.8 million in legacy First Financial balances.

Average strategic transaction and savings accounts increased $67.9 million, or 2.0%, during the third quarter 2011 while average strategic time deposits declined $57.6 million, or 3.8%, compared to the linked quarter.  The Company focused on several strategic initiatives related to deposits that impacted the activity during the quarter.  Specifically, the Company actively managed its pricing strategy on all deposit products and initiated a deposit rationalization strategy focused on improving core relationship profitability and reducing non-core relationship deposits.

CAPITAL MANAGEMENT
The following table presents First Financial’s regulatory and other capital ratios as of September 30, 2011, June 30, 2011 and September 30, 2010.

Table VII
	As of
	September 30,	June 30,	September 30,	"Well-Capitalized"
	2011	2011	2010	Minimum

Leverage Ratio	10.87%	11.01%	10.50%	5.00%

Tier 1 Capital Ratio	18.81%	20.14%	18.64%	6.00%

Total Risk-Based Capital Ratio	20.08%	21.42%	19.91%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	10.38%	11.11%	10.38%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	10.38%	11.11%	10.38%	N/A

Regulatory capital ratios and tangible common equity decreased during the third quarter 2011 primarily as a result of the goodwill and core deposit intangible asset recognized in connection with the Liberty transaction, which totaled $17.1 million and $4.0 million, respectively.  Further impacting regulatory capital ratios was the increase in risk-weighted assets as a result of the loans acquired in the Liberty transaction.  The variable dividend / 100% payout ratio initiated during the quarter resulted in no contribution to tangible shareholders’ equity from second quarter 2011 earnings.  As of September 30, 2011, tangible book value per common share was $11.15 compared to $11.42 as of June 30, 2011 and $10.90 as of September 30, 2010.  Regulatory capital ratios as of September 30, 2011 are considered preliminary pending the filing of the Company’s regulatory reports.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

To assist in analyzing the effect of the Company’s 2009 FDIC assisted transactions and the Liberty branch transaction on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS
The following table illustrates the estimated effect of certain acquisition-related items on the results of operations for the three months ended September 30, 2011, June 30, 2011 and September 30, 2010.

Table VIII
	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2011	2011	2010

Income effect:
Accelerated discount on covered loans 1, 2	$5,207	$4,756	$9,448
Acquired-non-strategic net interest income	8,645	8,821	10,586
FDIC loss sharing income 1	8,377	21,643	17,800
Service charges on deposit accounts related to
acquired-non-strategic operations	59	108	168
Other (loss) income related to acquired-non-strategic operations	39	(593)	(124)
Income related to the accelerated discount on covered
loans and acquired-non-strategic operations	22,327	34,735	37,878

Expense effect:
Provision for loan and lease losses - covered	7,260	23,895	20,725
Acquired-non-strategic operating expenses: 3
Salaries and employee benefits	-	499	13
Occupancy	(367)	64	91
Other	(40)	2,110	462
Total acquired-non-strategic operating expenses	(407)	2,673	566

FDIC loss share support 3	1,382	1,369	875

Loss share and covered asset expense 3	3,755	3,376	-

Acquisition-related costs: 3
Integration-related costs	488	76	(102)
Professional services fees	127	-	1,174
Other	1,260	-	433
Total acquisition-related costs	1,875	76	1,505

Transition-related items: 3
Salaries and benefits	14	81	796
Occupancy	-	-	50
Other	(125)	80	-
Total transition-related items	(111)	161	846

Total expense effect	13,754	31,550	24,517

Total estimated effect on pre-tax earnings	$8,573	$3,185	$13,361

1 Included in noninterest income
2 Net of the corresponding valuation adjustment on the FDIC indemnification asset
3 Included in noninterest expense

ACCELERATED DISCOUNT ON LOAN PREPAYMENTS AND DISPOSITIONS
During the third quarter 2011, First Financial recognized approximately $5.2 million in accelerated discount from acquired loans.  Accelerated discount is recognized when acquired loans, which are recorded on the Company’s balance sheet at an amount less than the unpaid principal balance, prepay at an amount greater than their recorded book value.  Prepayments can occur either through customer driven payments before the maturity date or loan sales.  The amount of discount attributable to the credit loss component of each loan varies and the recognized amount is offset by a related reduction in the FDIC indemnification asset.  Accelerated discount recognized during the quarter resulted primarily from loan prepayments.

OPERATING EXPENSES AND OTHER ACQUISITION-RELATED COSTS
Acquired-non-strategic operating expenses declined significantly as costs associated with the exited markets of Michigan and Louisville, KY are substantially complete as well as due to lower professional services and other resolution expenses related to non-strategic acquired subsidiaries.  Acquisition-related costs increased during the quarter due primarily to the previously mentioned $1.8 million of costs incurred related to the Liberty branch acquisition. Expenses related to transition-related items and other acquisition-related costs, excluding the impact of the Liberty acquisition, continued to decline as planned.

NET INTEREST MARGIN IMPACT
Net interest margin is affected by certain activity related to the acquired loan portfolio.  The majority of these loans are accounted for under ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans.  Impairment, as a result of a decrease in expected cash flows, is recognized as provision expense in the period it is measured and has no impact on net interest margin.  Improvements in expected cash flows, in excess of any prior impairment, are recognized on a prospective basis through an upward adjustment to the yield earned on the portfolio.  Impairment and improvement are both partially offset by the impact of changes in the value of the FDIC indemnification asset.  Impairment is partially offset by an increase to the FDIC indemnification asset as a result of FDIC loss sharing income and has no impact on net interest margin.  Improvement, which is reflected as a higher yield, is partially offset by a lower yield earned on the FDIC indemnification asset until the next periodic valuation of the loans and the indemnification asset.  The weighted average yield of the acquired loan portfolio may also be subject to change as loans with higher yields pay down more quickly or slowly than loans with lower yields.

The following table shows the estimated yield earned by the Company on its legacy and originated loan portfolio, acquired loan portfolio and the FDIC indemnification asset for the three months ended September 30, 2011.

Table IX	For the Three Months Ended
	September 30, 2011
	Average
	Balance	Yield

Legacy and originated loan portfolio	$2,800,466	5.07%

Covered loan portfolio accounted for under ASC Topic 310-30 1	1,096,329	11.14%

Covered loan portfolio accounted for under FAS 91 2	99,998	13.92%

FDIC indemnification asset 1	183,801	-4.16%

Total	$4,180,594	6.47%

1 Future yield adjustments subject to change based on required, periodic valuation procedures
2 Includes loans with revolving privileges which are scoped out of ASC Topic 310-30 and certain loans which the Company elected to treat under the cost recovery method of accounting.

As part of its on-going valuation procedures, the Company experienced a $2.0 million net improvement in the cash flow expectations related to certain loan pools during the third quarter 2011.  During the quarter, the average yield earned on covered loans was 11.14%.  On a prospective basis and until its next periodic valuation, the Company expects the yield on covered loans to be 11.49%.

This projected improvement in cash flow expectations on loans is partially offset by a related decline in cash flow expectations on the FDIC indemnification asset which is recognized through its yield.  The average yield earned on the indemnification asset during the third quarter 2011 was -4.16%.  On a prospective basis and until its next periodic valuation, the Company expects the yield on the indemnification asset to be -4.62%.

COVERED ASSETS & LOSS SHARE AGREEMENTS
As of September 30, 2011, 28.2% of the Company’s total loans were covered loans.  As required under the loss-share arrangements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans.  To date, all certifications have been filed in a timely manner and without significant issues.

When losses are incurred on covered assets that exceed expectations, the Company recognizes the gross credit losses in excess of the valuation mark as either provision expense if related to loans or noninterest expense if related to OREO.  Reimbursements expected from the FDIC under loss share agreements related to these credit losses are recorded as noninterest income.  As such, the net impact on earnings is the difference between the gross credit losses and FDIC reimbursements, representing the Company’s proportionate share of the credit losses realized on covered assets.

COVERED LOAN PORTFOLIO
The following table presents estimated activity in the covered loan portfolio by loan type during the third quarter 2011.

Table X
	Covered Loan Activity - Third Quarter 2011
		Reduction in Recorded Investment Due to:
(Dollars in thousands)	June 30, 2011	Sales	Prepayments	Contractual Activity 1	Net Charge-Offs 2	Loans With Coverage Removed	September 30, 2011

Commercial	$251,753	$3,721	$17,380	$5,232	$1,298	$240	$223,882
Real estate - construction	40,811	-	5,237	8,913	768	-	25,893
Real estate - commercial	726,885	-	27,348	3,587	6,832	1,726	687,392
Real estate - residential	134,131	-	3,483	2,193	702	-	127,753
Installment	15,197	-	713	215	91	-	14,178
Home equity	68,664	-	1,771	(1,505)	501	-	67,897
Other covered loans	5,289	-	-	1,218	-	-	4,071

Total covered loans	$1,242,730	$3,721	$55,932	$19,853	$10,192	$1,966	$1,151,066

1 Includes partial paydowns, accretion of the valuation discount and advances on revolving loans
2 Indemnified at 80% from the FDIC

During the third quarter 2011, the total balance of covered loans decreased $91.7 million, or 7.4%, as compared to the previous quarter.  Loans with coverage removed represent loans to primarily high quality borrowers involving a change in loan terms which caused the respective loans to no longer qualify for reimbursement from the FDIC in the event of credit losses.

ALLOWANCE FOR LOAN AND LEASE LOSSES - COVERED
Under the applicable accounting guidance, the allowance for loan losses related to covered loans is a result of impairment identified in on-going valuation procedures and is generally recognized in the current period as provision expense.  However, if improvement is noted in a loan pool that had previously experienced impairment, the amount of improvement is recognized as a reduction to the applicable period’s provision expense.  Additional improvement beyond previously recorded impairment is reflected as a yield adjustment on a prospective basis.  The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The following table presents activity in the allowance for loan losses related to covered loans for the three months ended September 30, June 30 and March 31, 2011 as well as for the nine month period ended September 30, 2011.

Table XI
				As of or for the
	As of or for the Three Months Ended			Nine Months Ended
	September 30,	June 30,	March 31,	September 30,
(Dollars in thousands)	2011	2011	2011	2011

Balance at beginning of period	$51,044	$31,555	$16,493	$16,493

Provision for loan and lease losses - covered	7,260	23,895	26,016	57,171

Total gross charge-offs	(10,609)	(7,456)	(14,026)	(32,091)

Total recoveries	417	3,050	3,072	6,539

Total net charge-offs	(10,192)	(4,406)	(10,954)	(25,552)

Ending allowance for loan and lease losses - covered	$48,112	$51,044	$31,555	$48,112

The Company has established an allowance for loan losses associated with covered loans based on estimated valuation procedures performed each quarter.  During the third quarter 2011, the Company recognized a provision expense of $7.3 million, representing a decline of $16.6 million, or 69.6%, compared to the linked quarter.  The significant decrease reflects a stabilizing credit outlook related to loan pools with previously recognized impairment.  The allowance for loan losses related to covered loans declined $2.9 million, or 5.7%, compared to the second quarter 2011, also reflecting the stabilized credit outlook in conjunction with the decline in the covered loan portfolio.  As a percentage of total covered loans, the allowance for loan losses totaled 4.18% as of September 30, 2011 compared to 4.11% as of June 30, 2011.

In addition to the provision expense, the Company incurred loss share and covered asset expenses of $3.8 million, including $2.7 million of losses related to covered OREO and $1.0 million of other credit expenses related to covered assets.  The receivable due from the FDIC under loss share agreements of $8.4 million related to total credit costs incurred was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

SUMMARY OF ACQUISITIONS
During the third quarter 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”).  In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC.  Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

During the third quarter 2011, the Company completed its acquisition of the Ohio-based retail banking branches of Liberty Savings Bank, FSB.  This transaction included 16 branch locations, 12 of which are located in the Dayton, OH area and significantly enhanced the Company’s presence in this key strategic market.  At closing, First Financial assumed $341.9 million of deposits and acquired $126.5 million of in-market performing loans.  All elements of the business acquired as part of this transaction are considered by the Company to be acquired-strategic (see definition below).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly.  To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”.  Definitions of the business categories and other financial items related to the acquisitions can be found below in “Glossary of Terms”.  Available on the Company’s website at www.bankatfirst.com is a presentation providing supplemental information regarding its quarterly results.

Glossary of Terms
To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items.  The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.
Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build.  Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”
Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value.  No growth or replacement is expected.
Accelerated discount on covered loans – The acceleration of the unrealized valuation discount.  This item will be ongoing but diminishing as covered loan balances decline over time.
UPB – Unpaid principal balance
Carrying value – The unpaid principal balance of a covered loan less any valuation discount.

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

Teleconference / Webcast Information
First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Thursday, October 27, 2011 at 9:00 a.m. Eastern Time. Members of the public who would like to listen to the conference call should dial (866) 524-3160 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-6760 (International) (no passcode required).  The number should be dialed five to ten minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com.  A replay of the conference call will be available beginning one hour after the completion of the live call through November 11, 2011 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 10006004.  The webcast will be archived on the Investor Relations section of the Company’s website through October 27, 2012.

Press Release and Additional Information on Website
This press release as well as supplemental information related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statements
Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪
the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

▪	the effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;
▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;
▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	our ability to comply with the terms of loss sharing agreements with the FDIC;
▪
mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings;

▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
▪	adverse changes in the securities and debt markets;
▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of September 30, 2011, the Company had $6.3 billion in assets, $4.1 billion in loans, $5.3 billion in deposits and $727 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.2 billion in assets under management as of September 30, 2011.  The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 116 banking centers.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

Selected Financial Information

September 30, 2011

(unaudited)

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,			Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2011	2011	2011	2010	2010	2011	2010
RESULTS OF OPERATIONS
Net income	$15,618	$15,973	$17,207	$14,300	$15,579	$48,798	$44,951
Net income available to common shareholders	$15,618	$15,973	$17,207	$14,300	$15,579	$48,798	$43,086
Net earnings per common share - basic	$0.27	$0.28	$0.30	$0.25	$0.27	$0.85	$0.76
Net earnings per common share - diluted	$0.27	$0.27	$0.29	$0.24	$0.27	$0.83	$0.75
Dividends declared per common share	$0.27	$0.12	$0.12	$0.10	$0.10	$0.51	$0.30

KEY FINANCIAL RATIOS
Return on average assets	1.01%	1.03%	1.11%	0.90%	0.96%	1.05%	0.92%
Return on average shareholders' equity	8.54%	9.05%	10.04%	8.14%	9.03%	9.19%	8.86%
Return on average common shareholders' equity	8.54%	9.05%	10.04%	8.14%	9.03%	9.19%	8.69%
Return on average tangible common shareholders' equity	9.56%	9.84%	10.94%	8.87%	9.87%	10.32%	9.53%

Net interest margin	4.55%	4.61%	4.73%	4.65%	4.59%	4.63%	4.67%
Net interest margin (fully tax equivalent) (1)	4.57%	4.62%	4.75%	4.67%	4.60%	4.65%	4.68%

Ending equity as a percent of ending assets	11.47%	11.95%	11.21%	11.16%	11.23%	11.47%	11.23%
Ending tangible common equity as a percent of:
Ending tangible assets	10.38%	11.11%	10.40%	10.33%	10.38%	10.38%	10.38%
Risk-weighted assets	18.47%	19.65%	19.28%	17.36%	17.61%	18.47%	17.61%

Average equity as a percent of average assets	11.83%	11.38%	11.09%	11.12%	10.68%	11.43%	10.34%
Average common equity as a percent of average assets	11.83%	11.38%	11.09%	11.12%	10.68%	11.43%	10.10%
Average tangible common equity as a percent of average tangible assets	10.70%	10.56%	10.28%	10.29%	9.86%	10.32%	9.30%

Book value per common share	$12.48	$12.39	$12.15	$12.01	$11.90	$12.48	$11.90
Tangible book value per common share	$11.15	$11.42	$11.17	$11.02	$10.90	$11.15	$10.90

Tier 1 Ratio (2)	18.81%	20.14%	20.49%	18.45%	18.64%	18.81%	18.64%
Total Capital Ratio (2)	20.08%	21.42%	21.76%	19.72%	19.91%	20.08%	19.91%
Leverage Ratio (2)	10.87%	11.01%	11.09%	10.89%	10.50%	10.87%	10.50%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,800,466	$2,782,947	$2,821,450	$2,804,832	$2,805,764	$2,801,544	$2,820,487
Covered loans and FDIC indemnification asset	1,380,128	1,481,353	1,628,645	1,783,737	1,886,750	1,495,798	2,031,294
Investment securities	1,199,473	1,093,870	1,045,292	798,135	691,700	1,113,443	616,583
Interest-bearing deposits with other banks	306,969	375,434	276,837	405,920	483,097	319,857	477,714
Total earning assets	$5,687,036	$5,733,604	$5,772,224	$5,792,624	$5,867,311	$5,730,642	$5,946,078
Total assets	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,207,184	$6,558,138
Noninterest-bearing deposits	$735,621	$734,674	$733,242	$741,343	$721,501	$734,521	$745,108
Interest-bearing deposits	4,366,827	4,402,103	4,431,524	4,438,113	4,448,929	4,399,914	4,521,107
Total deposits	$5,102,448	$5,136,777	$5,164,766	$5,179,456	$5,170,430	$5,134,435	$5,266,215
Borrowings	$195,140	$218,196	$230,087	$213,107	$352,370	$214,347	$419,340
Shareholders' equity	$725,809	$707,750	$695,062	$697,016	$684,112	$709,653	$678,260

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.86%	1.92%	1.93%	2.03%	2.07%	1.86%	2.07%
Allowance to nonaccrual loans	92.20%	94.93%	86.46%	91.87%	86.54%	92.20%	86.54%
Allowance to nonperforming loans	71.35%	72.51%	66.57%	71.62%	71.99%	71.35%	71.99%
Nonperforming loans to total loans	2.60%	2.65%	2.90%	2.84%	2.88%	2.60%	2.88%
Nonperforming assets to ending loans, plus OREO	3.00%	3.22%	3.42%	3.45%	3.51%	3.00%	3.51%
Nonperforming assets to total assets	1.40%	1.50%	1.51%	1.57%	1.59%	1.40%	1.59%
Net charge-offs to average loans (annualized)	0.96%	0.83%	0.61%	1.39%	0.97%	0.80%	1.23%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) September 30, 2011 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,			Nine months ended,
	Sep. 30,			Sep. 30,
	2011	2010	% Change	2011	2010	% Change
Interest income
Loans, including fees	$70,086	$75,957	(7.7)%	$216,031	$230,239	(6.2)%
Investment securities
Taxable	7,411	5,386	37.6%	21,294	16,226	31.2%
Tax-exempt	176	240	(26.7)%	566	720	(21.4)%
Total investment securities interest	7,587	5,626	34.9%	21,860	16,946	29.0%
Other earning assets	(1,721)	3,101	(155.5)%	(4,059)	13,996	(129.0)%
Total interest income	75,952	84,684	(10.3)%	233,832	261,181	(10.5)%

Interest expense
Deposits	9,823	14,457	(32.1)%	31,990	45,413	(29.6)%
Short-term borrowings	44	25	76.0%	138	61	126.2%
Long-term borrowings	867	2,034	(57.4)%	2,893	7,147	(59.5)%
Subordinated debentures and capital securities	0	322	(100.0)%	391	956	(59.1)%
Total interest expense	10,734	16,838	(36.3)%	35,412	53,577	(33.9)%
Net interest income	65,218	67,846	(3.9)%	198,420	207,604	(4.4)%
Provision for loan and lease losses - uncovered	7,643	6,287	21.6%	14,046	23,823	(41.0)%
Provision for loan and lease losses - covered	7,260	20,725	(65.0)%	57,171	49,147	16.3%
Net interest income after provision for loan and lease losses	50,315	40,834	23.2%	127,203	134,634	(5.5)%

Noninterest income
Service charges on deposit accounts	4,793	5,632	(14.9)%	14,286	17,098	(16.4)%
Trust and wealth management fees	3,377	3,366	0.3%	10,809	10,579	2.2%
Bankcard income	2,318	2,193	5.7%	6,801	6,263	8.6%
Net gains from sales of loans	1,243	2,749	(54.8)%	3,086	3,391	(9.0)%
FDIC loss sharing income	8,377	17,800	(52.9)%	53,455	40,538	31.9%
Accelerated discount on covered loans	5,207	9,448	(44.9)%	15,746	22,954	(31.4)%
(Loss) Income on preferred securities	0	0	N/M	0	(30)	(100.0)%
Other	2,800	3,707	(24.5)%	8,708	11,504	(24.3)%
Total noninterest income	28,115	44,895	(37.4)%	112,891	112,297	0.5%

Noninterest expenses
Salaries and employee benefits	27,774	28,790	(3.5)%	80,467	88,544	(9.1)%
Net occupancy	4,164	4,663	(10.7)%	15,517	18,125	(14.4)%
Furniture and equipment	2,386	2,490	(4.2)%	7,520	7,277	3.3%
Data processing	1,466	1,191	23.1%	4,157	3,559	16.8%
Marketing	1,584	1,230	28.8%	4,227	3,904	8.3%
Communication	772	986	(21.7)%	2,339	3,016	(22.4)%
Professional services	2,062	2,117	(2.6)%	7,384	6,306	17.1%
Debt extinguishment	0	8,029	(100.0)%	0	8,029	(100.0)%
State intangible tax	546	724	(24.6)%	3,147	3,481	(9.6)%
FDIC assessments	1,211	2,123	(43.0)%	4,484	6,040	(25.8)%
Other	11,177	8,967	24.6%	34,187	29,109	17.4%
Total noninterest expenses	53,142	61,310	(13.3)%	163,429	177,390	(7.9)%
Income before income taxes	25,288	24,419	3.6%	76,665	69,541	10.2%
Income tax expense	9,670	8,840	9.4%	27,867	24,590	13.3%
Net income	15,618	15,579	0.3%	48,798	44,951	8.6%
Dividends on preferred stock	0	0	N/M	0	1,865	(100.0)%
Income available to common shareholders	$15,618	$15,579	0.3%	$48,798	$43,086	13.3%

ADDITIONAL DATA
Net earnings per common share - basic	$0.27	$0.27		$0.85	$0.76
Net earnings per common share - diluted	$0.27	$0.27		$0.83	$0.75
Dividends declared per common share	$0.27	$0.10		$0.51	$0.30

Return on average assets	1.01%	0.96%		1.05%	0.92%
Return on average shareholders' equity	8.54%	9.03%		9.19%	8.86%

Interest income	$75,952	$84,684	(10.3)%	$233,832	$261,181	(10.5)%
Tax equivalent adjustment	236	222	6.3%	714	646	10.5%
Interest income - tax equivalent	76,188	84,906	(10.3)%	234,546	261,827	(10.4)%
Interest expense	10,734	16,838	(36.3)%	35,412	53,577	(33.9)%
Net interest income - tax equivalent	$65,454	$68,068	(3.8)%	$199,134	$208,250	(4.4)%

Net interest margin	4.55%	4.59%		4.63%	4.67%
Net interest margin (fully tax equivalent) (1)	4.57%	4.60%		4.65%	4.68%

Full-time equivalent employees (2)	1,377	1,535

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2011
	Third	Second	First		% Change
	Quarter	Quarter	Quarter	YTD	Linked Qtr.
Interest income
Loans, including fees	$70,086	$71,929	$74,016	$216,031	(2.6)%
Investment securities
Taxable	7,411	7,080	6,803	21,294	4.7%
Tax-exempt	176	192	198	566	(8.3)%
Total investment securities interest	7,587	7,272	7,001	21,860	4.3%
Other earning assets	(1,721)	(1,384)	(954)	(4,059)	24.3%
Total interest income	75,952	77,817	80,063	233,832	(2.4)%

Interest expense
Deposits	9,823	10,767	11,400	31,990	(8.8)%
Short-term borrowings	44	49	45	138	(10.2)%
Long-term borrowings	867	937	1,089	2,893	(7.5)%
Subordinated debentures and capital securities	0	197	194	391	(100.0)%
Total interest expense	10,734	11,950	12,728	35,412	(10.2)%
Net interest income	65,218	65,867	67,335	198,420	(1.0)%
Provision for loan and lease losses - uncovered	7,643	5,756	647	14,046	32.8%
Provision for loan and lease losses - covered	7,260	23,895	26,016	57,171	(69.6)%
Net interest income after provision for loan and lease losses	50,315	36,216	40,672	127,203	38.9%

Noninterest income
Service charges on deposit accounts	4,793	4,883	4,610	14,286	(1.8)%
Trust and wealth management fees	3,377	3,507	3,925	10,809	(3.7)%
Bankcard income	2,318	2,328	2,155	6,801	(0.4)%
Net gains from sales of loans	1,243	854	989	3,086	45.6%
FDIC loss sharing income	8,377	21,643	23,435	53,455	(61.3)%
Accelerated discount on covered loans	5,207	4,756	5,783	15,746	9.5%
Other	2,800	3,147	2,761	8,708	(11.0)%
Total noninterest income	28,115	41,118	43,658	112,891	(31.6)%

Noninterest expenses
Salaries and employee benefits	27,774	25,123	27,570	80,467	10.6%
Net occupancy	4,164	4,493	6,860	15,517	(7.3)%
Furniture and equipment	2,386	2,581	2,553	7,520	(7.6)%
Data processing	1,466	1,453	1,238	4,157	0.9%
Marketing	1,584	1,402	1,241	4,227	13.0%
Communication	772	753	814	2,339	2.5%
Professional services	2,062	3,095	2,227	7,384	(33.4)%
State intangible tax	546	1,236	1,365	3,147	(55.8)%
FDIC assessments	1,211	1,152	2,121	4,484	5.1%
Other	11,177	11,209	11,801	34,187	(0.3)%
Total noninterest expenses	53,142	52,497	57,790	163,429	1.2%
Income before income taxes	25,288	24,837	26,540	76,665	1.8%
Income tax expense	9,670	8,864	9,333	27,867	9.1%
Net income	15,618	$15,973	$17,207	$48,798	(2.2)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.27	$0.28	$0.30	$0.85
Net earnings per common share - diluted	$0.27	$0.27	$0.29	$0.83
Dividends declared per common share	$0.27	$0.12	$0.12	$0.51

Return on average assets	1.01%	1.03%	1.11%	1.05%
Return on average shareholders' equity	8.54%	9.05%	10.04%	9.19%

Interest income	$75,952	$77,817	$80,063	$233,832	(2.4)%
Tax equivalent adjustment	236	240	238	714	(1.7)%
Interest income - tax equivalent	76,188	78,057	80,301	234,546	(2.4)%
Interest expense	10,734	11,950	12,728	35,412	(10.2)%
Net interest income - tax equivalent	$65,454	$66,107	$67,573	$199,134	(1.0)%

Net interest margin	4.55%	4.61%	4.73%	4.63%
Net interest margin (fully tax equivalent) (1)	4.57%	4.62%	4.75%	4.65%

Full-time equivalent employees (2)	1,377	1,374	1,483

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)
(Unaudited)

	2010
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$75,836	$75,957	$74,944	$79,338	$306,075
Investment securities
Taxable	5,522	5,386	5,444	5,396	21,748
Tax-exempt	214	240	245	235	934
Total investment securities interest	5,736	5,626	5,689	5,631	22,682
Other earning assets	749	3,101	5,305	5,590	14,745
Total interest income	82,321	84,684	85,938	90,559	343,502

Interest expense
Deposits	12,923	14,457	15,308	15,648	58,336
Short-term borrowings	33	25	17	19	94
Long-term borrowings	1,194	2,034	2,556	2,557	8,341
Subordinated debentures and capital securities	265	322	319	315	1,221
Total interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income	67,906	67,846	67,738	72,020	275,510
Provision for loan and lease losses - uncovered	9,741	6,287	6,158	11,378	33,564
Provision for loan and lease losses - covered	13,997	20,725	18,962	9,460	63,144
Net interest income after provision for loan and lease losses	44,168	40,834	42,618	51,182	178,802

Noninterest income
Service charges on deposit accounts	5,090	5,632	5,855	5,611	22,188
Trust and wealth management fees	3,283	3,366	3,668	3,545	13,862
Bankcard income	2,255	2,193	2,102	1,968	8,518
Net gains from sales of loans	1,241	2,749	473	169	4,632
FDIC loss sharing income	11,306	17,800	15,170	7,568	51,844
Accelerated discount on covered loans	6,113	9,448	7,408	6,098	29,067
(Loss) income on preferred securities	0	0	0	(30)	(30)
Other	5,246	3,707	5,791	2,006	16,750
Total noninterest income	34,534	44,895	40,467	26,935	146,831

Noninterest expenses
Salaries and employee benefits	28,819	28,790	29,513	30,241	117,363
Net occupancy	4,430	4,663	5,340	8,122	22,555
Furniture and equipment	3,022	2,490	2,514	2,273	10,299
Data processing	1,593	1,191	1,136	1,232	5,152
Marketing	1,453	1,230	1,600	1,074	5,357
Communication	892	986	822	1,208	3,908
Professional services	2,863	2,117	2,446	1,743	9,169
Debt extinguishment	0	8,029	0	0	8,029
State intangible tax	1,362	724	1,426	1,331	4,843
FDIC assessments	2,272	2,123	1,907	2,010	8,312
Other	9,584	8,967	9,115	11,027	38,693
Total noninterest expenses	56,290	61,310	55,819	60,261	233,680
Income before income taxes	22,412	24,419	27,266	17,856	91,953
Income tax expense	8,112	8,840	9,492	6,258	32,702
Net income	14,300	15,579	17,774	11,598	59,251
Dividends on preferred stock	0	0	0	1,865	1,865
Net income available to common shareholders	$14,300	$15,579	$17,774	$9,733	$57,386

ADDITIONAL DATA
Net earnings per common share - basic	$0.25	$0.27	$0.31	$0.18	$1.01
Net earnings per common share - diluted	$0.24	$0.27	$0.30	$0.17	$0.99
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	0.90%	0.96%	1.08%	0.71%	0.91%
Return on average shareholders' equity	8.14%	9.03%	10.62%	6.92%	8.68%

Interest income	$82,321	$84,684	$85,938	$90,559	$343,502
Tax equivalent adjustment	220	222	212	212	866
Interest income - tax equivalent	82,541	84,906	86,150	90,771	344,368
Interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income - tax equivalent	$68,126	$68,068	$67,950	$72,232	$276,376

Net interest margin	4.65%	4.59%	4.53%	4.89%	4.66%
Net interest margin (fully tax equivalent) (1)	4.67%	4.60%	4.54%	4.91%	4.68%

Full-time equivalent employees (2)	1,529	1,535	1,511	1,466

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	% Change	% Change
	2011	2011	2011	2010	2010	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$108,253	$104,150	$96,709	$105,981	$144,101	3.9%	(24.9)%
Interest-bearing deposits with other banks	369,130	147,108	387,923	176,952	280,457	150.9%	31.6%
Investment securities available-for-sale	1,120,179	1,134,114	1,024,684	919,110	616,175	(1.2)%	81.8%
Investment securities held-to-maturity	2,724	3,001	16,780	17,406	17,842	(9.2)%	(84.7)%
Other investments	71,492	71,492	78,689	78,689	86,509	0.0%	(17.4)%
Loans held for sale	14,259	8,824	6,813	29,292	19,075	61.6%	(25.2)%
Loans
Commercial	822,552	798,552	794,821	800,253	763,449	3.0%	7.7%
Real estate - construction	136,651	142,682	145,355	163,543	178,914	(4.2)%	(23.6)%
Real estate - commercial	1,202,035	1,144,368	1,131,306	1,139,931	1,095,543	5.0%	9.7%
Real estate - residential	300,165	256,788	268,746	269,173	283,914	16.9%	5.7%
Installment	70,034	63,799	66,028	69,711	73,138	9.8%	(4.2)%
Home equity	362,919	344,457	339,590	341,310	341,288	5.4%	6.3%
Credit card	30,435	28,618	28,104	29,563	28,825	6.3%	5.6%
Lease financing	12,870	9,890	7,147	2,609	138	30.1%	N/M
Total loans, excluding covered loans	2,937,661	2,789,154	2,781,097	2,816,093	2,765,209	5.3%	6.2%
Less
Allowance for loan and lease losses	54,537	53,671	53,645	57,235	57,249	1.6%	(4.7)%
Net loans - uncovered	2,883,124	2,735,483	2,727,452	2,758,858	2,707,960	5.4%	6.5%
Covered loans	1,151,066	1,242,730	1,336,015	1,481,493	1,609,584	(7.4)%	(28.5)%
Less
Allowance for loan and lease losses	48,112	51,044	31,555	16,493	11,583	(5.7)%	315.4%
Net loans - covered	1,102,954	1,191,686	1,304,460	1,465,000	1,598,001	(7.4)%	(31.0)%
Net loans	3,986,078	3,927,169	4,031,912	4,223,858	4,305,961	1.5%	(7.4)%
Premises and equipment	120,325	114,797	115,873	118,477	116,959	4.8%	2.9%
Goodwill	68,922	51,820	51,820	51,820	51,820	33.0%	33.0%
Other intangibles	8,436	4,847	5,227	5,604	6,049	74.0%	39.5%
FDIC indemnification asset	177,814	193,113	207,359	222,648	237,709	(7.9)%	(25.2)%
Accrued interest and other assets	290,117	281,172	290,692	300,388	271,843	3.2%	6.7%
Total Assets	$6,337,729	$6,041,607	$6,314,481	$6,250,225	$6,154,500	4.9%	3.0%

LIABILITIES
Deposits
Interest-bearing	$1,288,721	$1,021,519	$1,136,219	$1,111,877	$999,922	26.2%	28.9%
Savings	1,537,420	1,643,110	1,628,952	1,534,045	1,407,332	(6.4)%	9.2%
Time	1,658,031	1,581,603	1,702,294	1,794,843	1,930,652	4.8%	(14.1)%
Total interest-bearing deposits	4,484,172	4,246,232	4,467,465	4,440,765	4,337,906	5.6%	3.4%
Noninterest-bearing	814,928	728,178	749,785	705,484	713,357	11.9%	14.2%
Total deposits	5,299,100	4,974,410	5,217,250	5,146,249	5,051,263	6.5%	4.9%
Federal funds purchased and securities sold under agreements to repurchase	95,451	105,291	87,973	59,842	58,747	(9.3)%	62.5%
Long-term debt	76,875	102,255	102,976	128,880	129,224	(24.8)%	(40.5)%
Other long-term debt	0	0	20,620	20,620	20,620	N/M	(100.0)%
Total borrowed funds	172,326	207,546	211,569	209,342	208,591	(17.0)%	(17.4)%
Accrued interest and other liabilities	139,171	137,889	177,698	197,240	203,715	0.9%	(31.7)%
Total Liabilities	5,610,597	5,319,845	5,606,517	5,552,831	5,463,569	5.5%	2.7%

SHAREHOLDERS' EQUITY
Common stock	578,974	577,856	576,992	580,097	579,309	0.2%	(0.1)%
Retained earnings	329,243	329,455	320,515	310,271	301,777	(0.1)%	9.1%
Accumulated other comprehensive loss	(3,388)	(7,902)	(12,332)	(12,044)	(9,106)	(57.1)%	(62.8)%
Treasury stock, at cost	(177,697)	(177,647)	(177,211)	(180,930)	(181,049)	0.0%	(1.9)%
Total Shareholders' Equity	727,132	721,762	707,964	697,394	690,931	0.7%	5.2%
Total Liabilities and Shareholders' Equity	$6,337,729	$6,041,607	$6,314,481	$6,250,225	$6,154,500	4.9%	3.0%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2011	2011	2011	2010	2010	2011	2010
ASSETS
Cash and due from banks	$110,336	$118,829	$111,953	$122,167	$185,322	$113,700	$264,386
Interest-bearing deposits with other banks	306,969	375,434	276,837	405,920	483,097	319,857	477,714
Investment securities	1,199,473	1,093,870	1,045,292	798,135	691,700	1,113,443	616,583
Loans held for sale	749	690	8,226	21,141	14,909	3,194	8,318
Loans
Commercial	794,447	797,158	802,944	739,082	735,228	798,152	755,630
Real estate - construction	141,791	139,255	158,403	172,585	187,401	146,422	207,093
Real estate - commercial	1,145,195	1,132,662	1,135,630	1,155,896	1,135,547	1,137,864	1,108,767
Real estate - residential	267,125	268,760	273,422	276,166	295,917	269,746	302,252
Installment	63,672	65,568	67,700	71,623	71,739	65,632	76,130
Home equity	346,486	341,876	340,285	339,192	336,288	342,905	333,880
Credit card	29,505	28,486	28,321	28,962	28,664	28,775	28,383
Lease financing	11,496	8,492	6,519	185	71	8,854	34
Total loans, excluding covered loans	2,799,717	2,782,257	2,813,224	2,783,691	2,790,855	2,798,350	2,812,169
Less
Allowance for loan and lease losses	55,146	55,132	59,756	60,433	60,871	56,661	60,401
Net loans – uncovered	2,744,571	2,727,125	2,753,468	2,723,258	2,729,984	2,741,689	2,751,768
Covered loans	1,196,327	1,295,228	1,420,197	1,551,003	1,648,030	1,303,097	1,771,582
Less
Allowance for loan and lease losses	51,955	39,070	23,399	16,104	882	38,246	302
Net loans - covered	1,144,372	1,256,158	1,396,798	1,534,899	1,647,148	1,264,851	1,771,280
Net loans	3,888,943	3,983,283	4,150,266	4,258,157	4,377,132	4,006,540	4,523,048
Premises and equipment	116,070	115,279	119,006	117,659	115,518	116,774	113,263
Goodwill	52,004	51,820	51,820	51,820	51,820	51,882	51,820
Other intangibles	4,697	5,031	5,421	5,841	6,384	5,047	6,884
FDIC indemnification asset	183,801	186,125	208,448	232,734	238,720	192,701	259,712
Accrued interest and other assets	273,773	289,393	289,139	256,906	243,877	284,046	236,410
Total Assets	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,207,184	$6,558,138

LIABILITIES
Deposits
Interest-bearing	$1,153,178	$1,130,503	$1,088,791	$1,086,685	$1,029,350	$1,124,393	$1,072,938
Savings	1,659,152	1,636,821	1,585,065	1,490,132	1,412,441	1,627,284	1,357,681
Time	1,554,497	1,634,779	1,757,668	1,861,296	2,007,138	1,648,237	2,090,488
Total interest-bearing deposits	4,366,827	4,402,103	4,431,524	4,438,113	4,448,929	4,399,914	4,521,107
Noninterest-bearing	735,621	734,674	733,242	741,343	721,501	734,521	745,108
Total deposits	5,102,448	5,136,777	5,164,766	5,179,456	5,170,430	5,134,435	5,266,215
Federal funds purchased and securities sold under agreements to repurchase	100,990	95,297	89,535	63,489	50,580	95,316	42,160
Long-term debt	94,150	102,506	119,932	128,998	281,170	105,435	356,560
Other long-term debt	0	20,393	20,620	20,620	20,620	13,596	20,620
Total borrowed funds	195,140	218,196	230,087	213,107	352,370	214,347	419,340
Accrued interest and other liabilities	113,418	157,031	176,493	180,901	201,567	148,749	194,323
Total Liabilities	5,411,006	5,512,004	5,571,346	5,573,464	5,724,367	5,497,531	5,879,878

SHAREHOLDERS' EQUITY
Preferred stock	0	0	0	0	0	0	15,666
Common stock	578,380	577,417	579,790	579,701	578,810	578,524	569,620
Retained earnings	331,107	318,466	308,841	306,923	294,346	319,553	284,979
Accumulated other comprehensive loss	(6,013)	(10,488)	(13,251)	(8,584)	(8,021)	(9,891)	(8,731)
Treasury stock, at cost	(177,665)	(177,645)	(180,318)	(181,024)	(181,023)	(178,533)	(183,274)
Total Shareholders' Equity	725,809	707,750	695,062	697,016	684,112	709,653	678,260
Total Liabilities and Shareholders' Equity	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,408,479	$6,207,184	$6,558,138

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Sep. 30, 2011		Jun. 30, 2011		Sep. 30, 2010		Sep. 30, 2011		Sep. 30, 2010
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$1,199,473	2.51%	$1,093,870	2.67%	$691,700	3.23%	$1,113,443	2.62%	$616,583	3.67%
Interest-bearing deposits with other banks	306,969	0.27%	375,434	0.35%	483,097	0.33%	319,857	0.34%	477,714	0.33%
Gross loans, including covered loans and indemnification asset (2)	4,180,594	6.47%	4,264,300	6.60%	4,692,514	6.65%	4,297,342	6.57%	4,851,781	6.70%
Total earning assets	5,687,036	5.30%	5,733,604	5.44%	5,867,311	5.73%	5,730,642	5.46%	5,946,078	5.87%

Nonearning assets
Allowance for loan and lease losses	(107,101)		(94,202)		(61,753)		(94,907)		(60,703)
Cash and due from banks	110,336		118,829		185,322		113,700		264,386
Accrued interest and other assets	446,544		461,523		417,599		457,749		408,377
Total assets	$6,136,815		$6,219,754		$6,408,479		$6,207,184		$6,558,138

Interest-bearing liabilities
Total interest-bearing deposits	$4,366,827	0.89%	$4,402,103	0.98%	$4,448,929	1.29%	$4,399,914	0.97%	$4,521,107	1.34%
Borrowed funds
Short-term borrowings	100,990	0.17%	95,297	0.21%	50,580	0.20%	95,316	0.19%	42,160	0.19%
Long-term debt	94,150	3.65%	102,506	3.67%	281,170	2.87%	105,435	3.67%	356,560	2.68%
Other long-term debt	0	N/A	20,393	3.87%	20,620	6.20%	13,596	3.84%	20,620	6.20%
Total borrowed funds	195,140	1.85%	218,196	2.17%	352,370	2.68%	214,347	2.13%	419,340	2.60%
Total interest-bearing liabilities	4,561,967	0.93%	4,620,299	1.04%	4,801,299	1.39%	4,614,261	1.03%	4,940,447	1.45%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	735,621		734,674		721,501		734,521		745,108
Other liabilities	113,418		157,031		201,567		148,749		194,323
Shareholders' equity	725,809		707,750		684,112		709,653		678,260
Total liabilities & shareholders' equity	$6,136,815		$6,219,754		$6,408,479		$6,207,184		$6,558,138

Net interest income (1)	$65,218		$65,867		$67,846		$198,420		$207,604
Net interest spread (1)		4.37%		4.40%		4.34%		4.43%		4.42%
Net interest margin (1)		4.55%		4.61%		4.59%		4.63%		4.67%

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS(1)

(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(428)	$743	$315	$(1,251)	$3,212	$1,961	$(4,841)	$9,755	$4,914
Interest-bearing deposits with other banks	(76)	(44)	(120)	(69)	(119)	(188)	26	(404)	(378)
Gross loans, including covered loans and indemnification asset (2)	(1,451)	(609)	(2,060)	(2,159)	(8,346)	(10,505)	(4,642)	(27,243)	(31,885)
Total earning assets	(1,955)	90	(1,865)	(3,479)	(5,253)	(8,732)	(9,457)	(17,892)	(27,349)
Interest-bearing liabilities
Total interest-bearing deposits	$(972)	$28	$(944)	$(4,449)	$(185)	$(4,634)	$(12,542)	$(881)	$(13,423)
Borrowed funds
Short-term borrowings	(8)	3	(5)	(3)	22	19	-	77	77
Long-term debt	(3)	(67)	(70)	555	(1,722)	(1,167)	2,637	(6,891)	(4,254)
Other long-term debt	0	(197)	(197)	0	(322)	(322)	(363)	(202)	(565)
Total borrowed funds	(11)	(261)	(272)	552	(2,022)	(1,470)	2,274	(7,016)	(4,742)
Total interest-bearing liabilities	(983)	(233)	(1,216)	(3,897)	(2,207)	(6,104)	(10,268)	(7,897)	(18,165)

Net interest income (1)	$(972)	$323	$(649)	$418	$(3,046)	$(2,628)	$811	$(9,995)	$(9,184)

(1) Not tax equivalent.
(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

						Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2011	2011	2011	2010	2010	2011	2010

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$53,671	$53,645	$57,235	$57,249	$57,811	$57,235	59,311
Provision for uncovered loan and lease losses	7,643	5,756	647	9,741	6,287	14,046	23,823
Gross charge-offs
Commercial	879	383	432	5,131	762	1,694	8,193
Real estate - construction	1,771	1,213	1,190	500	3,607	4,174	8,119
Real estate - commercial	2,997	2,791	2,089	1,887	2,013	7,877	6,304
Real estate - residential	564	406	108	196	717	1,078	1,497
Installment	162	177	72	231	205	411	923
Home equity	510	923	262	1,846	389	1,695	1,653
All other	291	339	448	494	431	1,078	1,377
Total gross charge-offs	7,174	6,232	4,601	10,285	8,124	18,007	28,066
Recoveries
Commercial	92	222	100	57	334	414	563
Real estate - construction	0	27	0	0	0	27	24
Real estate - commercial	168	38	35	243	728	241	839
Real estate - residential	4	29	9	6	11	42	18
Installment	87	82	98	116	116	267	403
Home equity	9	12	25	74	21	46	118
All other	37	92	97	34	65	226	216
Total recoveries	397	502	364	530	1,275	1,263	2,181
Total net charge-offs	6,777	5,730	4,237	9,755	6,849	16,744	25,885
Ending allowance for uncovered loan and lease losses	$54,537	$53,671	$53,645	$57,235	$57,249	$54,537	$57,249

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.39%	0.08%	0.17%	2.72%	0.23%	0.21%	1.35%
Real estate - construction	4.96%	3.42%	3.05%	1.15%	7.64%	3.79%	5.23%
Real estate - commercial	0.98%	0.97%	0.73%	0.56%	0.45%	0.90%	0.66%
Real estate - residential	0.83%	0.56%	0.15%	0.27%	0.95%	0.51%	0.65%
Installment	0.47%	0.58%	(0.16)%	0.64%	0.49%	0.29%	0.91%
Home equity	0.57%	1.07%	0.28%	2.07%	0.43%	0.64%	0.61%
All other	2.46%	2.68%	4.09%	6.26%	5.05%	3.03%	5.46%
Total net charge-offs	0.96%	0.83%	0.61%	1.39%	0.97%	0.80%	1.23%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$10,792	$9,811	$9,918	$13,729	$17,320	$10,792	$17,320
Real estate - construction	13,844	13,237	14,199	12,921	13,454	13,844	13,454
Real estate - commercial	26,408	26,213	30,846	28,342	27,945	26,408	27,945
Real estate - residential	5,507	4,564	4,419	4,607	4,801	5,507	4,801
Installment	322	335	262	150	279	322	279
Home equity	2,277	2,376	2,404	2,553	2,358	2,277	2,358
Total nonaccrual loans	59,150	56,536	62,048	62,302	66,157	59,150	66,157
Restructured loans	17,283	17,482	18,532	17,613	13,365	17,283	13,365
Total nonperforming loans	76,433	74,018	80,580	79,915	79,522	76,433	79,522
Other real estate owned (OREO)	12,003	16,313	14,953	17,907	18,305	12,003	18,305
Total nonperforming assets	88,436	90,331	95,533	97,822	97,827	88,436	97,827
Accruing loans past due 90 days or more	235	149	241	370	233	235	233
Total underperforming assets	$88,671	$90,480	$95,774	$98,192	$98,060	$88,671	$98,060
Total classified assets	$172,581	$184,786	$185,738	$202,140	$212,552	$172,581	$212,552

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	92.20%	94.93%	86.46%	91.87%	86.54%	92.20%	86.54%
Nonperforming loans	71.35%	72.51%	66.57%	71.62%	71.99%	71.35%	71.99%
Total ending loans	1.86%	1.92%	1.93%	2.03%	2.07%	1.86%	2.07%
Nonperforming loans to total loans	2.60%	2.65%	2.90%	2.84%	2.88%	2.60%	2.88%
Nonperforming assets to
Ending loans, plus OREO	3.00%	3.22%	3.42%	3.45%	3.51%	3.00%	3.51%
Total assets	1.40%	1.50%	1.51%	1.57%	1.59%	1.40%	1.59%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands, except per share)
(Unaudited)

						Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Sep. 30,	Sep. 30,
	2011	2011	2011	2010	2010	2011	2010
PER COMMON SHARE
Market Price
High	$17.12	$17.20	$18.91	$19.41	$17.10	$18.91	$21.32
Low	$13.34	$15.04	$15.65	$16.21	$14.19	$13.34	$13.89
Close	$13.80	$16.69	$16.69	$18.48	$16.68	$13.80	$16.68

Average common shares outstanding - basic	57,735,811	57,694,792	57,591,568	57,573,544	57,570,709	57,674,250	56,765,933
Average common shares outstanding - diluted	58,654,099	58,734,662	58,709,037	58,688,415	58,531,505	58,699,952	57,758,906
Ending common shares outstanding	58,256,136	58,259,440	58,286,890	58,064,977	58,057,934	58,256,136	58,057,934

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$661,838	$681,492	$691,559	$680,145	$670,121	$661,838	$670,121
Tier 1 Ratio	18.81%	20.14%	20.49%	18.45%	18.64%	18.81%	18.64%
Total Capital	$706,570	$724,763	$734,724	$727,252	$715,938	$706,570	$715,938
Total Capital Ratio	20.08%	21.42%	21.76%	19.72%	19.91%	20.08%	19.91%
Total Capital in excess of minimum requirement	$425,128	$454,034	$464,660	$432,274	$428,314	$425,128	$428,314
Total Risk-Weighted Assets	$3,518,026	$3,384,115	$3,375,800	$3,687,224	$3,595,295	$3,518,026	$3,595,295
Leverage Ratio	10.87%	11.01%	11.09%	10.89%	10.50%	10.87%	10.50%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	11.47%	11.95%	11.21%	11.16%	11.23%	11.47%	11.23%
Ending tangible shareholders' equity to ending tangible assets	10.38%	11.11%	10.40%	10.33%	10.38%	10.38%	10.38%
Average shareholders' equity to average assets	11.83%	11.38%	11.09%	11.12%	10.68%	11.43%	10.34%
Average common shareholders' equity to average assets	11.83%	11.38%	11.09%	11.12%	10.68%	11.43%	10.10%
Average tangible shareholders' equity to average tangible assets	10.70%	10.56%	10.28%	10.29%	9.86%	10.32%	9.54%
Average tangible common shareholders' equity to average tangible assets	10.70%	10.56%	10.28%	10.29%	9.86%	10.32%	9.30%